Exhibit (h)(12)

                                         , 2011

Boston Financial Data Services, Inc.

2000 Crown Colony Dr.

Quincy, MA 02169

Re:    Form of Transfer Agency and Services Agreement

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Services Agreement (the “Agreement”), dated as of April 4, 2009, by and among Boston Financial Data Services, Inc., a Massachusetts corporation, and certain registered management investment companies affiliated with Legg Mason, Inc.

Please be advised that Legg Mason Partners Income Trust (the “Trust”) has established a new series of shares to be known as Western Asset Short Term Yield Fund (the “Fund”). In accordance with the terms of the Agreement, the Trust hereby requests that you render services as transfer agent with respect to the Fund under the terms of the Agreement.

Except to the extent expressly set forth herein, this letter shall not be deemed to otherwise amend or modify any term of the Agreement.

Please sign below to acknowledge your receipt of this notice adding the Fund as a beneficiary under the Agreement.

LEGG MASON PARTNERS INCOME TRUST on behalf of its series Western Asset Short Term Yield Fund

By:

Name:
Title:

BOSTON FINANCIAL DATA SERVICES, INC.

By:
Name:
Title: